EXHIBIT 99.2

Internal Memorandum

Date: Friday, March 20, 2020

To:	Delta Colleagues Worldwide
From:	Ed Bastian, CEO
Subject:	Securing Delta’s Position In This Crisis

It has been an extraordinary few weeks, to say the least, for our business, our nation and our world. Just over a month ago we were celebrating a record Profit-Sharing Day; today we face the greatest economic challenge in our history as the world grapples with the growing COVID-19 (coronavirus) pandemic.

I want to thank the more than 13,000 people who have stepped up to take voluntary unpaid leaves – this is the most important thing anyone can do right now to support Delta. While I’m grateful to the thousands that have volunteered, we could use more, so please seriously consider whether this is the right short-term decision for you and your family.

Earlier this week I outlined the serious threat to our business and the difficult actions we’re taking over the next few months to protect our company. Our revenue outlook continues to deteriorate in the short term with the decline in travel demand. We’re now projecting our June quarter revenues will be down by $10 billion compared to a year ago – an 80 percent reduction. It’s also clear, given the underlying damage the virus has created to the overall economy, that demand recovery will take an extended period once the virus is contained.

In light of the unprecedented challenges facing us, we have entered into a $2.6 billion secured credit facility and are drawing down $3 billion under our existing revolving credit facilities. This will help fortify our cash position in the coming weeks and months. To put this in context, despite all the self-help measures we are taking, we are currently burning roughly $50 million in cash each day.

We also continue working with the President and Congress on disaster relief assistance, which is vital to protect our industry’s critical role in our nation’s economy. Amid those discussions, in recent days some critics have argued that the airlines have not been good stewards of our money during our profitable years. At Delta, nothing could be further from the truth. Our philosophy has always been a simple one: We put 50 percent of our operating cash flow back into our business by investing in our people and our customers, use 30 percent to pay down debt, and return 20 percent to our owners.

In fact, over the past five years Delta has invested over $20 billion in new aircraft, airport enhancements, technology and customer service improvements; and invested $19 billion in our people via profit-sharing and pension contributions and payments. In addition, we increased base pay by 30 percent during that period and regained the confidence of the financial markets by earning back our investment-grade credit rating. When the extent of the COVID-19 crisis became clear, we immediately suspended our share repurchases, and our Board of Directors has voted to suspend future dividend payments.

While these actions will help, the innovation of our people has always been our most powerful tool, and we need it more than ever to protect the future of our company. I have received a remarkable number of ideas and offers to help from Delta people across all divisions as well as our merit employees. We’re reviewing them all and will be making decisions soon on next steps to preserve cash, fortify our future and plan for our eventual recovery. We are exploring all options on help we will need from both merit and frontline people.

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In the meantime, I want to recognize the outstanding work you all are doing amid the uncertainty. A few examples:

•	Pilots who are coming out to greet our customers and assure them of a clean, safe aircraft and on-time operation.

•	Flight attendants who are maintaining a clean environment, even after customers have boarded, and being extremely sensitive to their concerns and accommodating their needs.

•	Reservations agents who are providing patient, kind and reassuring voices while managing an unprecedented volume of calls.

•	ACS and Cargo agents who are solving customer problems and providing calming voices at the airport, while making sure our operation is cleaner and healthier than ever during a stressful time.

•	Our people in TechOps who are working closely with Network Planning to ensure that our fleet is ready for rapid changes as we adjust our schedule to meet the drop in demand.

•	The professionals in the OCC who are managing our operations amid schedule reductions, tower closures, and a major earthquake near Salt Lake City.

•	Delta people across the organization who are showing a sense of solidarity with our customers and our colleagues that is true to our shared values of empathy, compassion and dignity for all, even in the hardest circumstances.

This doesn’t begin to cover your heroic efforts, large and small. The Delta team is rising to meet this challenge, every hour of every day.

Finally, please continue to make your health and safety, and that of our customers and colleagues, your No. 1 priority. Nothing is more important right now as we work together to provide a safe environment for travel and stem the spread of the virus. Please always follow the guidelines laid out by your leaders as well as the CDC, at work and in your personal lives.

I will be in touch again early next week with another update. Thank you for all you are doing to safeguard Delta’s future in this unprecedented time.

Ed

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